Exhibit 99.1

AGREEMENT ON THE TRANSFER OF A CONTRIBUTION TO THE CHARTER FUND OF

“TOURISM AND ENTERTAINMENT GROUP” LLC

Tashkent city	“30” July 2026

ARTIKXODJAYEV JAXONGIR ABIDOVICH, citizen of the Republic of Uzbekistan, PINFL: 30201750210045, ID card series and number AE 7700000, issued on 20.01.2025 by IIV 26000 of Tashkent city, residing at: Tashkent city, Shaykhantakhur district, Zafarobod MCA, Yangi Jararik street, passage 9, house 4, a participant of “TOURISM AND ENTERTAINMENT GROUP” LLC, hereinafter referred to as the “PARTICIPANT”, of the one part, and

“TOURISM AND ENTERTAINMENT GROUP” LLC, represented by its Director Mr. Abduvakhitov R.A., acting on the basis of the Charter, hereinafter referred to as the “COMPANY”, of the other part,

jointly referred to as the “PARTIES” and individually as a “PARTY”, have entered into this Agreement on the transfer of a contribution to the charter fund of “TOURISM AND ENTERTAINMENT GROUP” LLC (hereinafter — the “AGREEMENT”) as follows:

1. SUBJECT MATTER OF THE AGREEMENT

1.1. In performance of the resolution of the general meeting of the participants of the COMPANY (Minutes No. 15 dated “10” July 2026), the PARTICIPANT transfers, and the COMPANY accepts, as an additional contribution to the charter fund of the COMPANY, the ordinary shares belonging to the PARTICIPANT in the foreign corporation StageWise Strategies Corp. (hereinafter — the “CORPORATION”).

1.2. Details of the CORPORATION:

— full name: StageWise Strategies Corp.;

— jurisdiction: State of Nevada, United States of America;

— date of incorporation: 3 July 2023;

— entity identification number (NVID): NV20232837812;

— registration number (Business Number): E33265922023-1.

1.3. Details of the shares being transferred (hereinafter — the “SHARES”):

— number: 3,000,000 (three million);

— class: ordinary shares;

— nominal value: USD 0.001 per share;

— CUSIP identifier: 85254A101; ticker symbol: STWI;

— proportion of the SHARES in the charter capital of the CORPORATION: 74.178% of the total number of issued shares (4,044,334 shares).

1.4. The value of the SHARES being transferred amounts to UZS 5,002,867,019 (five billion two million eight hundred sixty-seven thousand and nineteen soum) (equivalent to USD 414,803) and has been determined on the basis of the valuation report prepared by the independent appraiser “INTER BAHO SERVIS” LLC, proceeding from the value of one share of UZS 1,667.622 and the exchange rate of the Central Bank of the Republic of Uzbekistan as at 30.06.2026 — UZS 12,060.84 per USD 1.

1.5. The PARTICIPANT’s title to the SHARES is confirmed by the certified list of shareholders of the CORPORATION issued by the transfer agent VStock Transfer, LLC as at 18 June 2026.

1.6. As a result of the additional contribution, the charter fund of the COMPANY is increased to UZS 674,564,050,959.10, whereupon the PARTICIPANT’s participatory interest in the charter fund of the COMPANY shall amount to UZS 674,064,050,959.10 (99.9259%).

2. PROCEDURE AND CONSEQUENCES OF THE TRANSFER

2.1. The transfer of the SHARES shall be documented by an act of acceptance and transfer of shares signed by the PARTIES.

2.2. The PARTICIPANT undertakes to perform all actions necessary to effect the transfer of title to the SHARES to the Company under the laws of the United States of America.

2.3. Title to the SHARES shall pass to the COMPANY from the moment the corresponding entry regarding the new holder of the SHARES is made in the register of shareholders of the CORPORATION in the USA.

2.4. The PARTICIPANT warrants that, as at the date of signing of this AGREEMENT, the SHARES belong to him by right of ownership, are not pledged, sold, gifted or transferred into trust management, are not under arrest (in dispute or subject to any prohibition) and are free from any rights of third parties.

2.5. The COMPANY accepts the SHARES together with all rights and obligations of a shareholder of the CORPORATION evidenced thereby.

2.6. Deadline for the transfer of the SHARES: no later than “30” July 2026.

2.7. Amendments to the constituent documents of the COMPANY and their state registration shall be effected after the execution of the act of acceptance and transfer of shares and the approval of the results of the increase of the charter fund by the general meeting of the participants of the COMPANY.

3. OBLIGATIONS OF THE PARTIES

3.1. The PARTICIPANT shall be obliged:

a) to transfer the SHARES in the manner and within the time limits established by this AGREEMENT;

b) to sign the act of acceptance and transfer of shares;

c) to perform the actions provided for by clause 2.2 of this AGREEMENT;

d) to assist the COMPANY by providing additional documents should they be requested by the registering or any other authorised body.

3.2. The COMPANY shall be obliged:

a) to accept the SHARES and to sign the act of acceptance and transfer of shares;

b) to procure the state registration of the amendments to the constituent documents of the COMPANY.

4. LIABILITY OF THE PARTIES

4.1. In the event of a breach of the terms of this agreement, the parties shall bear liability in accordance with the legislation of the Republic of Uzbekistan.

5. ADDITIONAL PROVISIONS

5.1. The Agreement shall enter into force from the moment of its signing by the PARTIES.

5.2. In cases not provided for by the Agreement, the PARTIES shall be governed by the applicable legislation of the Republic of Uzbekistan.

5.3. Amendment of the terms of the Agreement, its rescission or termination shall be possible only by agreement of the PARTIES executed in writing.

5.4. Upon completion of the re-registration and performance of all obligations under the Agreement, the PARTIES shall have no claims against each other.

5.5. The Agreement has been drawn up in the Russian language in 2 (two) counterparts, one for each of the PARTIES.

6. LEGAL ADDRESSES, BANK DETAILS AND SIGNATURES OF THE PARTIES

PARTICIPANT

ARTIKXODJAYEV JAXONGIR ABIDOVICH

Address: Tashkent city, Shaykhantakhur district,

Zafarobod MCA, Yangi Jararik street, passage 9, house 4.

PINFL: 30201750210045.

ID card series AE No. 7700000, issued on 20.01.2025 by IIV 26000 of Tashkent city.

Signature ____________________

COMPANY

“TOURISM AND ENTERTAINMENT GROUP” LLC

Address: Tashkent city, Yashnabad district,

Makhtumkuli street, 64/2

TIN: 310644633

OKED: 70220

Account: 20208000905674298001

Bank: JSCB “Kapitalbank”

MFO: 01016

Director: Abduvakhitov R.A.

Signature ____________________